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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                           Commission  File  No.  0-28223

        Date of Report (Date of earliest event reported):  June 16, 2000


                           MERIDIAN USA HOLDINGS, INC.
              ----------------------------------------------------
              Exact Name of Registrant as Specified in Its Charter)

               Florida                             65-0510294
     -------------------------------           -----------------
     (State  or  Other  Jurisdiction  of           (I.R.S.  Employer
     Incorporation  or  Organization)         Identification  No.)

     3350  N.W.  2nd  Avenue,  Suite  A28,  Boca  Raton,  FL  33431
     --------------------------------------------------------------
               (Address  of  Principal  Executive  Offices)

                               (561)-417-6800
              -----------------------------------------------
              (Issuer's  Telephone  Number,  Including  Area  Code)

                                 NOT APPLICABLE
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)

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Item  5.     Other  Events
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          On  June  16,  2000,  Meridian  entered  into  a  Securities  Purchase
Agreement and related agreements with U.S. Bancorp Libra, a Division of U.S. Bancorp Investments, Inc., pursuant to which U.S. Bancorp Libra purchased Meridian's Series A Convertible 5% Note due 2010 ("Convertible Note") for $8 million.

           The proceeds from the issuance of the Convertible Note will be used by Meridian for marketing, product development, working capital and other corporate uses. The bridge loan from U.S. Bancorp Libra dated May 11, 2000 in the amount of $500,000 was repaid from the proceeds of the Convertible Note.

           The Convertible Note, upon satisfaction of certain conditions, is convertible into Series II Preferred Stock, which in turn is convertible into shares of Common Stock at an exercise price of $1.70 per share. Assuming full conversion of the Convertible Note on the date of issuance, U.S. Bancorp Libra would receive approximately 4,700,000 shares of Meridian's Common Stock.

          The Convertible Note is required to be converted to Series II Preferred Stock upon the earlier of (i) one (1) year from the date of issuance, or (ii) at the option of Meridian or the Noteholders, upon U.S. Bancorp Libra's compliance with 1843(k)(H) of the Bank Holding Company Act of 1956, as amended. Series II Preferred Stock is convertible into the number of shares of Common Stock determined by dividing $8 million plus interest accrued at 5% compounded quarterly, by a conversion price of $1.70 (subject to adjustment for recapitalization, stock splits, stock dividends, etc.). The Series II Preferred Stock also carries a mandatory redemption feature, which obligates Meridian to redeem the Series II Preferred Stock ten (10) years after the date of issuance, to the extent not previously converted into Common Shares, at principal plus five (5%) percent interest compounded quarterly.

          Pursuant to a Registration Rights Agreement, Meridian is required to use its best efforts to complete, on or before December 31, 2000, a Shelf Registration pursuant to Rule 415 under the Securities Act of 1933 with respect to the shares of Common Stock underlying the Series II Preferred Stock. Meridian is required to maintain the effectiveness of the Shelf Registration until all shares of Common Stock underlying the Series II Preferred Stock have been sold into the market.

          Pursuant to the terms of the Convertible Note and the Series II Preferred Stock, Meridian has agreed that certain corporate actions, including mergers, acquisitions, sales of all or substantially all its assets, issuance of debt or equity securities or transactions between Meridian and its affiliates, will be subject to the approval of a majority of the Noteholders or Series II Preferred Stockholders, as the case may be. The Noteholders and the Series II Preferred Stockholders have the right to designate one nominee for election to the Board of Meridian and Meridian's principal shareholders have agreed to vote for such nominee. Series II Preferred Stockholders have the right to vote, together with the Common Stockholders, on all matters coming before the stockholders of Meridian on an "as converted" basis and have agreed to vote their shares in favor of the nominees for director proposed by Meridian through and including Meridian's 2001 Annual Meeting of Shareholders.

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          In  consideration  for  financial  advisory  services provided by U.S.
Bancorp Libra related to this transaction, Meridian has paid U.S. Bancorp Libra an investment advisory fee of 7% of the principal amount of the Convertible Note and issued warrants to U.S. Bancorp Libra and its designees to purchase an aggregate of 5% of the fully diluted equity of Meridian at an exercise price of $1.75 per share. The warrant has a seven (7) year term and contains certain anti-dilution and registration rights.

Item  7.     Financial  Statements  and  Exhibits
             ------------------------------------

          (C)  EXHIBITS
               --------

          3.1 Articles of Amendment to Articles of Incorporation Designating the Series II Convertible Preferred Stock.

          4.1  Series  A  Convertible 5% Note due 2010 of Meridian USA Holdings,
Inc.

          4.2 Form of Common Stock Purchase Warrant expiring June 16, 2007, issued to U.S. Bancorp Libra and its designees, aggregating 698,948 Warrants.

          10.1 Securities Purchase Agreement dated June 16, 2000 between Meridian USA Holdings, Inc. and U.S. Bancorp Investments, Inc.

          10.2 Registration Rights Agreement dated June 16, 2000 between Meridian USA Holdings, Inc. and U.S. Bancorp Investments, Inc.

          10.3 Investor Rights Agreement dated June 16, 2000 between Meridian USA Holdings, Inc. and U.S. Bancorp Investments, Inc.

          10.4 Securityholders Agreement dated June 16, 2000 among Meridian USA Holdings, Inc., Alan Posner, Mark Streisfeld, Paul Galant, Joel Flig, Ronald Shapss and U.S. Bancorp Investments, Inc.



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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   Meridian  USA  Holdings,  Inc.


                                   By:   /s/  Mark  Streisfeld
                                        ----------------------
                                        Name:  Mark  Streisfeld
                                        Title:  President

Date:  June  20,  2000

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